EXHIBIT 10.34

The New York Times
620 Eighth Avenue
New York, New York 10018
December 15, 2011
Ms. Janet L. Robinson
The New York Times Company
620 Eighth Avenue
New York, New York 10018

Re: Retirement and Consulting Agreement
Dear Janet:
This letter agreement (this “Agreement”) sets forth the complete terms under which you will retire as a director, officer and employee of The New York Times Company (the “Company”) and any and all of its subsidiaries and Affiliates (as defined below) for whom you are a director, officer or employee as of the date hereof.
1. Retirement Date. The Company and you agree that you shall retire from your position as the President and Chief Executive Officer of the Company as of December 31, 2011 (your “Retirement Date”). Effective as of your Retirement Date, you shall also resign from the Board of Directors of the Company (the “Board”) and from all other positions that you hold as a director, officer or employee of the Company and any and all of its subsidiaries and Affiliates. Between the date hereof and your Retirement Date, you will assist in the transition of your responsibilities as may be requested by the Chairman of the Board.
2. Consulting Services. You agree that, for a period of one year after your Retirement Date (the “Consulting Period”), other than in the event of death or disability, you shall provide consulting services as reasonably requested by the Company concerning Company matters with which you have been involved or have knowledge; provided that, in each case, (a) the Company shall provide you with reasonable advance notice when requesting such services or assistance, (b) the Company shall exercise reasonable efforts to schedule any services or assistance requested so as to not unreasonably disrupt your business and personal affairs and you shall exercise reasonable efforts to fulfill the Company's consulting requests in a timely manner, notwithstanding your personal and other business commitments, and (c) you shall not be required to provide more than 15 hours of such services or assistance in any month. The Company shall promptly reimburse you, upon receipt of reasonable documentation and in accordance with the expense reimbursement policy of the Company and Section 18, for all out-of-pocket expenses necessarily incurred by you (including reasonable expenses for travel and accommodations consistent with the travel and accommodations for which you are entitled to be reimbursed as of the date hereof, but only to the extent that you have been requested to engage in such travel in relation to your consulting responsibilities) for the purpose of providing any consulting services required under this Section 2. You acknowledge that you will perform the consulting services described in this Section 2 as an independent contractor, and you will not be treated as an employee of the Company for any purpose with respect to such services, including for purposes of any of the Company's benefit plans.
3. Accrued Obligations. At and after your Retirement Date, the Company will pay or provide to you the payments and benefits described in this Section 3.
(a) Accrued Salary, Vacation and Expenses. The Company will pay to you all salary accrued by you but not yet paid as of your Retirement Date, as well as all accrued and unused vacation accrued through your Retirement Date (but no less than the days accrued through December 10, 2011), in accordance with the terms and conditions of the applicable Company vacation policy. Such amounts shall be paid within 30 days following your Retirement Date. Any applicable unpaid expenses incurred by you shall be paid consistent with the Company's expense reimbursement policy and Section 18.
(b) Plans and Programs. This Agreement does not affect your rights and entitlements (including the timing, form and amount of payments) under the following Company plans and programs (as amended or restated from time to time), except as otherwise provided in Section 4 with respect to The New York Times Company 2011 Annual Bonus Program (the “2011 Annual Bonus Program”) and The New York Times Company Long-Term Incentive Plan (the “LTIP”) (for avoidance of doubt, your termination of employment from the Company shall be treated as “retirement” under all of the following plans):

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The New York Times Company 1991 Executive Stock Incentive Plan and The New York Times Company 1991 Executive Cash Bonus Plan, and all equity, stock appreciation rights and cash-based performance awards made thereunder (for avoidance of doubt, all equity awards made thereunder shall vest either on the Retirement Date or within 30 days thereafter (the timing of which is as set forth in the applicable plan or award agreement) and all option and stock appreciation awards shall remain exercisable for the remainder of their original terms)

•
The New York Times Company 2010 Incentive Compensation Plan and all equity and cash-based performance awards made thereunder (for avoidance of doubt, all equity awards made thereunder shall vest on the Retirement Date and all option and stock appreciation awards shall remain exercisable for the remainder of their original terms)

•	The New York Times Companies Pension Plan

•	The New York Times Company Supplemental Executive Retirement Plan (the “SERP”)

•	The New York Times Company Supplemental Executive Savings Plan

•	The New York Times Company Savings Restoration Plan

•	The New York Times Companies Supplemental Retirement and Investment Plan

•	The New York Times Company Retiree Medical Plan

•	The New York Times Company Deferred Executive Compensation Plan

•
Any other Company plans or programs in which you participated prior to the date hereof (for avoidance of doubt, you are not entitled to any payments or benefits under The New York Times Company Severance Pay Plan)

In addition, the timing of your payments under the 2011 Annual Bonus Program and the LTIP will be consistent with the timing of payments made with respect to the applicable period to active senior executive officers of the Company; provided that such payments will be made in accordance with any timing requirements set forth in the applicable plan or award agreement. Determinations of the Company with respect to, and any amendments to, any of the foregoing plans and programs shall be made with respect to you on a basis no less favorable to you than are made with respect to other current and former executive officers of the Company generally.
4. Post-Employment Benefits. In consideration for the consulting services described in Section 2, the covenants described in Section 7, the Executive Waiver and Release of Claims Agreement attached as Exhibit A hereto (the “Executive Release”) and the other consideration described herein, the receipt and adequacy of which are hereby acknowledged, and provided that the Executive Release has been executed and delivered by you on or before 5:00 p.m. on January 4, 2012, but not prior to January 1, 2012 (provided the Company has executed and delivered to you on or prior to 4:59 p.m. on January 4, 2012, but not prior to January 1, 2012, the Company Waiver and Release of Claims Agreement attached as Exhibit B hereto (the “Company Release”) (and if the Company does not so deliver the Company Release, your requirement to execute and deliver the Executive Release shall be waived)) and has not been revoked by you within the seven-day period following your execution thereof (the “Revocation Period”), and further provided that you have not breached this Agreement or the Executive Release in any material respect, the Company shall pay or provide to you the payments and benefits described in this Section 4 (the “Post-Employment Benefits”). You agree that (i) but for your acceptance of this Agreement and the Executive Release, you would not be eligible to receive the Post-Employment Benefits and (ii) if you do not timely sign this Agreement and the Executive Release, or if you revoke or breach the Executive Release, you will have no right to receive any of the Post-Employment Benefits.
(a) Cash Payment. The Company shall pay you $4,500,000 in cash, less all applicable federal, state and local taxes and all other authorized payroll deductions (the “Cash Payment”). Fifty percent of the Cash Payment shall be payable in equal installments during the period between January 1, 2012 and March 15, 2012, and the other 50% of the Cash

Payment shall be payable in equal installments during the period between July 1, 2012 and December 31, 2012, in each case in accordance with the Company's normal payroll practices; provided that any installment that would otherwise have been paid prior to the first normal payroll payment date occurring after the last day of the Revocation Period (such payroll date, the “First Payment Date”) shall instead be paid on the First Payment Date. In the event of your death prior to December 31, 2012, all remaining unpaid installments of the Cash Payment shall be made within 30 days following your death to any beneficiary designated by you prior to your death.
(b) 2011 Annual Bonus Program. Your annual bonus award under the 2011 Annual Bonus Program (to be paid in 2012) will be a cash amount equal to the sum of (i) the product of (A) 75% of your annual bonus target and (B) the percentage calculated under the 2011 Annual Bonus Program based on the Company's 2011 adjusted EBITDA (the Compensation Committee shall not exercise its negative discretion with respect to this portion of your 2011 annual bonus) and (ii) 25% of your annual bonus target (representing 100% of target for such portion of the annual bonus award, based on individual performance).
(c) Long-Term Incentive Plan. Notwithstanding the terms of the LTIP, (i) with respect to your outstanding award under the LTIP for the 2009-2011 cycle, the Compensation Committee of the Board (the “Compensation Committee”) shall not exercise any negative discretion (for avoidance of doubt, your outstanding award under the LTIP for the 2009-2011 cycle shall not be subject to pro-ration for your time of employment); (ii) with respect to your outstanding award under the LTIP for the 2010-2012 cycle, the Compensation Committee shall not exercise any negative discretion unless the Compensation Committee exercises negative discretion for executive officers generally with respect to the LTIP for the 2010-2012 cycle; and (iii) with respect to your outstanding award under the LTIP for the 2011-2013 cycle, the Compensation Committee shall not exercise any negative discretion unless the Compensation Committee exercises negative discretion for executive officers generally with respect to the LTIP for the 2011-2013 cycle.
(d) Continued Benefits. For 12 months following your Retirement Date (the “Benefits Period”), the Company shall provide you and your eligible dependents with health care benefits coverages (including medical, vision and dental benefit coverages) equivalent to those generally provided to senior executives in active employment with the Company from time to time during the Benefits Period. The health care benefit coverages to be provided pursuant to the preceding sentence shall be conditioned upon your timely payment of the standard contribution that the Company's active employees are required to make toward the cost of such coverages and making a timely election of continuation coverage under COBRA. The Company shall pay for that portion of the full actuarial cost of such coverages as exceeds the portion to be paid for by you, and the Company shall impute as taxable income to you an amount equal to the portion of the full actuarial cost of such coverages that is paid by the Company. Notwithstanding the foregoing, if you become eligible for health care insurance benefits under any other employer's group health care insurance benefit plan before the expiration of the Benefits Period, you shall promptly notify the Company of such eligibility and the Company's obligation pursuant to this Section 4(d) shall cease as of the first date on which you are eligible for health care insurance benefits under such other employer's group health care insurance benefit plan. The period during which such coverages under the Company's health benefit plans are provided shall run concurrent with first 12 months of the period for continuation coverage under COBRA. Any coverage you are entitled to under The New York Times Company Retiree Medical Plan shall commence following the period during which you participate in the Company's medical plans through COBRA.
5. No Other Separation Payments or Benefits. You acknowledge and agree that, except as otherwise provided herein, (a) you will not be entitled to any compensation or benefits from the Company on account of your retirement; (b) the Post-Employment Benefits are in lieu of any severance payments or benefits under any Company severance plan, policy, program or arrangement whatsoever, whether written or unwritten, formal or informal, and (c) your active participation in all Company plans, policies, programs and arrangements whatsoever, whether written or unwritten, formal or informal, shall cease as of your Retirement Date.
6. Company Release. The Company shall execute and deliver to you the Company Release in exchange for your execution and delivery of the Executive Release.
7. Restrictive Covenants. You acknowledge that your employment as a senior officer of the Company has created a relationship of confidence and trust between you and the Company with respect to confidential and proprietary information applicable to the business of the Company and its clients. You further acknowledge the highly competitive nature of the business of the Company. Accordingly, it is agreed that the restrictions contained in this Section 7 are reasonable and necessary for the protection of the interests of the Company and that any violation of these restrictions would cause substantial and irreparable injury to the Company. Except as set forth in Section 24, the covenants set forth in this Agreement shall set forth the entirety of your restrictive covenants to the Company and shall supersede and override all covenants and similar restrictions contained in any Company plan or agreement, whether executed by you or not.
(a)Protection of Confidential Information.
(i)Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean all nonpublic information (whether in paper or electronic form, or contained in your memory, or otherwise stored or recorded) relating to or arising from Company's business, including, without limitation, trade secrets used, developed or acquired by the Company in connection with its business. Without limiting the generality of the foregoing, “Confidential Information” shall specifically include all information concerning the manner and details of the Company's operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with the Company's business; the Company's business plans and strategies; the identities of the Company's customers and the specific individual customer representatives with whom the Company works; the details of the Company's relationship with such customers and customer representatives; the identities of distributors, contractors and vendors utilized in the Company's business; the details of the Company's relationships with such distributors, contractors and vendors; the nature of fees and charges made to the Company's customers; nonpublic forms, contracts and other documents used in the Company's business; all confidential information concerning the Company's employees, agents and contractors, including without limitation such persons' compensation and benefits; the nature and content of computer software used in the Company's business, whether proprietary to the Company or used by the Company under license from a third party; and all other confidential information concerning the Company's concepts, prospects, customers, employees, agents, contractors, earnings, products, services, equipment, systems and/or prospective and executed contracts and other business arrangements. “Confidential Information” does not include information that is in the public domain through no wrongful act on your part.
(ii)Your Use of Confidential Information. During the period of your employment with the Company, the Consulting Period and at all times thereafter, except in connection with your performance of your duties for the Company (either as an employee or consultant), you shall not, without the Company's prior written consent, at any time, directly or indirectly: (i) use any Confidential Information for any purpose; or (ii) disclose or otherwise communicate any Confidential Information to any Person (as defined below).
(iii)Records Containing Confidential Information. “Confidential Records” means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information. All Confidential Records prepared by or provided to you are and shall remain the Company's property. Except in connection with and in furtherance of your work on the Company's behalf or with the Company's prior written consent, you shall not, at any time, directly or indirectly: (A) copy or use any Confidential Record for any purpose; or (B) show, give, sell, disclose or otherwise communicate any Confidential Record or the contents of any Confidential Record to any Person. On or prior to your Retirement Date, you shall deliver to the Company or its designee (and shall not keep in your possession or deliver to any other Person) all Confidential Records in your possession or control. If any Confidential Information and/or Confidential Records are shared with or disclosed to you during the Consulting Period, then such Confidential Information and/or Confidential Records shall be governed by the terms of this Section 7(a), and at the conclusion of the Consulting Period or upon the Company's earlier request you shall immediately deliver to the Company or its designee (and shall not keep in your possession or deliver to any other Person) all Confidential Records then in your possession or control.
(b)Non-Competition and Non-Solicitation Covenants. For purposes of this Agreement, “Competitive Business” shall mean any news or information business that operates in any local or regional market in which the Company currently operates, nationally (in the United States) or internationally, without regard to whether the product of such business is distributed in hard-copy or digital form; “Affiliate”, with respect to any entity, shall mean any corporation, partnership, limited liability company, trust or other entity that controls, is controlled by or is under common control with such entity; and “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature. During the period commencing on the date hereof and continuing through the second anniversary of your Retirement Date (the “Restricted Period”), you shall not (nor shall you cause, encourage or provide assistance to, anyone else to):

(i)Engage in, have any interest in (including, without limitation, through the investment of capital or the lending of money or property), or manage, operate or otherwise render any services to any Person that engages in (either directly or through any subsidiary or Affiliate thereof), any Competitive Business (whether on your own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, owner, advisor, independent contractor, investor, participant or in any other capacity); provided that (A) this Section 7(b)(i) shall not prohibit you from rendering services in connection with any Affiliate, subsidiary or division of any Person if such Affiliate, subsidiary or division does not engage directly in such Competitive Business and (B) you shall be permitted to acquire a passive stock or equity interest (or debt interest) in such a Person if such stock or equity interest (or debt interest) acquired is not more than one percent of the outstanding interests in such Person; or
(ii)(A) Employ, hire or otherwise engage, or recruit, solicit or attempt to employ or otherwise engage, on behalf of yourself or any other Person, any person who is employed or engaged as an employee, consultant, agent or representative of the Company or any Affiliate (provided that consultants, agents or representatives who do not primarily provide services to the Company or its Affiliates shall not be included in this prohibition) as of your Retirement Date (each such person, a “Restricted Person”), or (B) solicit, induce or encourage any Restricted Person to terminate his or her employment or other relationship with the Company or any of its Affiliates (whether or not for the purpose of obtaining such individual's services); provided that it shall not be a violation of the foregoing for (1) you or your subsequent employers to make general advertisements that are not targeted at Restricted Persons, (2) you to serve, upon unsolicited request, as an employment reference for any Restricted Person, with regard to any Person with which you are not employed or providing services, (3) you to respond to an unsolicited request from any Restricted Person for advice on employment matters, so long as such advice does not encourage the Restricted Person to voluntarily separate from employment with the Company or (4) you to provide services to a Person that engages in any conduct prohibited by this Section 7(b)(ii) if you are not directly or indirectly involved in such conduct.
(c)If any court shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this Section 7 is unenforceable, it is the intention of the parties that this Section 7 shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this Section 7 in the jurisdiction of the court that has made such adjudication.
(d)You acknowledge that the restrictive covenants of this Section 7 are reasonable and that irreparable injury will result to the Company and to its business and properties in the event of any breach by you of any of such covenants. You agree that you shall not, and hereby agree to waive and release any right or claim to, challenge the reasonableness, validity or enforceability of any such provision. You further acknowledge that complying with such covenants will not preclude you from participating in a lawful profession, trade or business, or from becoming gainfully employed. In the event any of the covenants of this Section 7 are breached, the Company shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such covenants by you or by any Person acting for or with you in any capacity whatsoever. In addition, any breach or violation of the provisions of such covenants shall toll the running of any time periods set forth with respect to such covenants for the duration of any such breach or violation.
8. Non-Disparagement by You.    You agree not to, during the Restricted Period, publish or disseminate, directly or indirectly, any statements, whether written or oral, or other verbal or non-verbal communications, that are or would reasonably be expected to be disparaging of any of the Executive Released Parties (as defined in Exhibit A) and/or their businesses; provided that (a) this Section 8 shall not be violated by your rebutting factually inaccurate statements made about you by making a truthful statement, but only to the extent reasonably necessary to correct or refute such inaccurate statements and (b) this Section 8 shall not be interpreted to limit your rights to confer in confidence with your counsel, accountant or other professional advisors, or to respond truthfully to any lawful request for information or to make truthful statements in connection with any proceedings relating to this Agreement or any other actions involving the Company or its Affiliates.
9. Non-Disparagement by the Company. The Company agrees not to, during the Restricted Period, publish or disseminate, directly or indirectly, any statements, whether written or oral, or other verbal or non-verbal communications, that are or would reasonably be expected to be disparaging of you, or any of your past or present practices, decision-making, conduct, professionalism or compliance with standards; provided that (a) this Section 9 shall not be violated by the Company's refuting factually inaccurate statements made about any of the Executive Released Parties by making a truthful statement, but only to the extent necessary to correct or refute such inaccurate statements and (b) this Section 9 shall not be interpreted to limit the Company's rights to confer in confidence with the Company's counsel, accountant or other professional advisors, or to respond truthfully to any lawful request for information or to make truthful statements in connection with any proceedings relating to this Agreement or any other actions involving the Company or its Affiliates. Notwithstanding the foregoing, the Company shall not be in breach of this Section 9 unless such prohibited statements or communications are contained in a press release of the Company or any Affiliate thereof or are made by a member of the Board or a person who is a member of the Executive Committee as of the date hereof.
10. Cooperation.    From the date hereof through the third anniversary thereof, you agree to cooperate fully with the Company and its subsidiaries and Affiliates (a) in response to reasonable requests for information by the Company about the business of the Company or its subsidiaries or Affiliates or your involvement and participation therein, (b) in connection with the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company or its subsidiaries or Affiliates that relate to events or occurrences that transpired while you were employed by the Company; and (c) in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) to the extent that any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. Your full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company and/or its counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Company's request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. Notwithstanding the foregoing, this Section 10 shall not require you to cooperate with the Company in any action, claim or controversy in which your interests and the Company's interests are actually adverse. In requesting such services, the Company shall exercise reasonable efforts (including providing you with reasonable prior notice) to schedule any assistance requested so as to not unreasonably disrupt your business and personal affairs and you shall exercise reasonable efforts to fulfill the Company's cooperation requests in a timely manner, notwithstanding your personal and other business commitments. The Company shall promptly reimburse you, upon receipt of reasonable documentation and in accordance with the expense reimbursement policy of the Company in effect on the date hereof and Section 18, for all out-of-pocket expenses reasonably and necessarily incurred by you for the purpose of providing any cooperation required under this Section 10, including (i) expenses for necessary travel and accommodations consistent with the travel and accommodations to which you are entitled as of the date hereof and (ii) upon the prior approval of Kenneth Richieri or his successor general counsel, reasonable legal expenses incurred by you if you and Kenneth Richieri (or his successor) reasonably agree that it is appropriate for you to engage separate counsel in connection with such cooperation.
11. Truthful Testimony; Notice of Request for Testimony. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to or shall preclude either party from providing testimony that such party reasonably and in good faith believes to be truthful (including providing Confidential Information or Confidential Records) in response to or in connection with a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law (including if disclosure becomes necessary in connection with the defense of any claim brought against you or any of the Executive Released Parties or if disclosure is made to enforce any rights or defend any claims hereunder or under any other agreement to which you are a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only made to the extent necessary in the formal proceedings related thereto). To the extent legally permissible (and except in connection with the enforcement of this Agreement or any other agreement between you and the Company or any of its Affiliates), you shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process. Moreover, nothing in this Agreement shall be construed or applied so as to limit any person from providing candid statements that such party reasonably and in good faith believes to be truthful to any governmental or regulatory body or any self-regulatory organization.
12. No Admission. You and the Company each understand that none of this Agreement, the payments and consideration provided for herein, the Executive Release or the Company Release are to be construed as an admission on the part of any of the

Executive Released Parties or the Company Released Parties (as defined in Exhibit B) of any wrongdoing or liability, or are to be admissible as evidence in any proceeding, other than for enforcement of the provisions of this Agreement.
13. No Materially Harmful or Detrimental Actions or Omissions. You represent and warrant that you are not aware of any bad faith actions or omissions by any current or former officer, director, employee, agent, consultant or representative of the Company (including you) through the date hereof that you know were or have been alleged to be (individually or in the aggregate) materially harmful or detrimental to the Company, its business or its shareholders, including, without limitation, violations of any laws or accounting policies or principles, the taking of improper tax positions or the furnishing of inaccurate statements, invoices or other reports to any Person.
14. Confidentiality of Agreement. You and the Company recognize that the Company will file this Agreement and the exhibits hereto as exhibits to public securities filings, and may also disclose this Agreement and the exhibits hereto as may be required by law or legal proceedings. The parties mutually agree that they, and each of them, will keep the circumstances underlying the negotiation and/or drafting of this Agreement (collectively, the “Confidential Settlement Information”) strictly confidential, will not disclose any Confidential Settlement Information in any way other than as provided herein, and will not make any representation or other communication (orally or in writing) regarding any Confidential Settlement Information to anyone, for any reason whatsoever, without the express written consent of the other, unless the disclosure, representation or communication: (a) is to counsel or financial or other professional advisors for yourself or the Company, as applicable, and is necessary for the rendition of professional advice to you or the Company, as applicable (the restrictions stated in this Section 14 shall automatically apply to the applicable counsel, financial and/or professional advisor, and you or the Company, as applicable, shall so advise such attorney, financial and/or professional advisor); (b) if by you, is to a member of your immediate family (the restrictions stated in this Section 14 shall automatically apply to such immediate family member and you shall so advise such immediate family member); (c) if by the Company, is to its employees who have a business need to know such information, to any insurer or, consistent with business necessity, to any other Person (the restrictions stated in this Section 14 shall automatically apply to such employees, insurer or any other such Person and the Company shall so advise such individuals or Persons); or (d) is for the purpose of enforcing this Agreement or any other agreement between you and the Company or any of its Affiliates.
15. Return of Property. You covenant and agree that you shall return to the Company, on or before your Retirement Date, all Company property in your possession, custody or control, including, but not limited to, your Company identification card, keys, parking and building access cards, credit cards and any cellular phone, computer or electronic devices owned or provided to you (for use while employed with the Company) by the Company and allocated to or otherwise in your possession, custody or control. Notwithstanding anything to the contrary in this Section 15 or Section 7(a)(iii), you shall be entitled to retain (a) papers and other materials and correspondence of a personal nature, including, but not limited to, photographs, personal correspondence, personal diaries, personal calendars and rolodexes, (b) information showing your equity awards or other compensation, or relating to expense reimbursements, (c) compensation information that you reasonably believe may be needed for your own tax purposes and (d) copies of employee benefit and compensation plans, programs, agreements and other arrangements of the Company or any of its Affiliates in which you were a participant or covered.
16. Indemnification. You shall be entitled to the protection of the Company's By-Laws and Certificate of Incorporation and any insurance and corporate indemnification policies the Company shall elect to maintain generally for the benefit of its directors and officers against or with respect to all costs, charges and expenses incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of your having been a director or officer of the Company or any of its Affiliates. With respect to your actions during the Consulting Period, the Company shall indemnify you to the fullest extent permitted by applicable law (other than in connection with your gross negligence or willful misconduct) and shall pay, or reimburse you for, reasonable attorneys' fees and expenses incurred by you in connection with your defense in any related proceedings as such fees and expenses are incurred, subject to the provision of documentation thereof (subject to the undertaking from you to repay such advances if it shall be finally determined by a judicial decision that is not subject to further appeal that you were not entitled to the reimbursement of such fees and expenses); provided that this sentence shall not apply with respect to any action, claim or controversy in which you and the Company are adverse parties.
17. Arbitration.    Any dispute or controversy based on, arising under or relating to this Agreement shall be settled exclusively by final and binding arbitration, conducted before a single neutral arbitrator in New York, New York in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA”) then in effect. Arbitration may be compelled, and judgment may be entered on the arbitration award in any court having jurisdiction. Notwithstanding the foregoing, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation of or continuation of any violation of the provisions of Section 7, and you hereby consent that such restraining order or injunction may be granted without requiring the Company to post a bond. Only individuals who are (a) lawyers engaged full-time in the practice of law and (b) on the AAA roster of arbitrators shall be selected as an arbitrator. Within 20 days following the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. Each party shall bear its own costs and attorneys' fees in connection with an arbitration, and the costs of the arbitrator and the AAA's administrative fees shall be split evenly between the parties.
18. Section 409A. The payments to be made pursuant to this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Department of Treasury Regulations thereunder (“Section 409A”), and the provisions of this Agreement shall be administered, interpreted and construed in accordance with and to implement such intent. In furtherance of the foregoing, the following provisions shall apply notwithstanding any other provision to the contrary in this Agreement: (a) to the extent that any installment payments under this Agreement are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A, for purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), each such payment to be made to you under this Agreement shall be treated as a separate and distinct payment; (b) to the extent that the reimbursement of any expenses or the provision of any in-kind benefits under any provision of this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, provided, however, that an arrangement providing for reimbursement of expenses referred to in Section 105(b) of the Code shall not be deemed to fail to meet the foregoing requirement solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed thereunder over some or all of the period in which such reimbursement arrangement remains in effect; (ii) reimbursement of any such expense shall be made by no later than December 31 of the year next following the calendar year in which such expense is incurred; and (iii) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (c) the portion of the Cash Payment to be made to you on or prior to March 15, 2012 pursuant to Section 4(a) shall be treated as exempt from the requirements from Section 409A under Treas. Reg. §1.409A-1(b)(4) and therefore not subject to the six-month delay requirement under Section 409A(a)(2)(B)(i); and (d) any SERP benefits delayed in part as a result of the six-month delay provision of Section 409A(a)(2)(B)(i) shall be treated as commenced to be received as of your Retirement Date for purposes of Section 7.2 of the SERP. Notwithstanding anything herein to the contrary, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from you or any other individual to the Company or any of its Affiliates, employees or agents.
19. Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered or, if not personally delivered shall be deemed to have been duly given (a) the day transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation of receipt; (b) the day after being sent, if sent for next-day delivery to a domestic address by recognized overnight delivery service (e.g., FedEx); and (c) on the third day after it is sent, if sent by certified or registered mail, return receipt requested. In each case, notice shall be sent to:

If to the Company:	The New York Times Company 620 Eighth Avenue New York, New York 10018 Attention: Kenneth A. Richieri Facsimile: (212) 556-4634

with a copy to:	Latham & Watkins LLP 885 Third Avenue New York, NY 10022-4834 Attention: John D. Shyer Facsimile: 212-751-4864
If to Employee:	Janet L. Robinson, at the last address reflected in the Company's books and records
with a copy to:	Bachelder Law Offices 437 Madison Avenue, 36th Floor New York, NY 10022 Attention: Michael S. Katzke Facsimile: 212-319-3070

Either party may change the address for notice by sending written notice of a change of address to the other party in accordance with this Section 19.

20. No Presumption Against Drafter. You and the Company understand that this Agreement is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.
21. Headings. The Section headings in this Agreement are for the convenience of the parties only, and shall not limit or modify, in any way, the contents of this Agreement or any Section of this Agreement.
22. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of this Agreement, each of which copies shall constitute an original. A facsimile signature shall be deemed to be the same as an original signature.
23. Taxes. The Company may withhold from any amount payable to you under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. You shall be responsible for any tax consequences of any payments made pursuant to this Agreement. You acknowledge and agree that the Company is not undertaking to advise you with respect to any tax consequences of this Agreement, and that you are solely responsible for determining those consequences and satisfying all of your applicable tax obligations resulting from any payments described herein.
24. Entire Agreement. You and the Company understand that this Agreement represents the entire agreement and understanding between the parties with respect to the subject matter hereof and, except as expressly stated in this Agreement, supersedes any prior agreement, term sheet, understanding or negotiations respecting such subject matter; provided, however, that this Agreement shall not supersede any of the plans or programs referred to in Section 3 (except as specifically provided herein) or your obligations under Article VI of the SERP. No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by you and a duly authorized representative of the Company.
25. No Reliance.    You and the Company understand and acknowledge that reliance is placed wholly upon your and the Company's own judgment, belief and knowledge as to the propriety of entering into this Agreement. You and the Company further acknowledge that you and the Company are relying solely upon the contents of this Agreement, that there have been no other representations or statements made by any of the Executive Released Parties or you, and that you and the Company are not relying on any other representations or statements whatsoever of any of the Executive Released Parties or you as an inducement to enter into this Agreement, and if any of the facts upon which you or the Company now relies in making this Agreement shall hereafter prove to be otherwise, this Agreement shall nonetheless remain in full force and effect.
26. No Waiver.    No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
27. Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In the event that any one or more of the provisions or parts thereof of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby, except that, to the extent permitted by law, you agree that if the Executive Release shall be deemed unenforceable as a result of any complaint, charge or action commenced or filed by you, you shall waive the right to receive, or to the extent already received by you, you shall return to the Company, any Post-Employment Benefits. Moreover, if any one or more of the provisions or parts thereof contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.
28. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, representatives, successors and assigns of each of the parties to it; provided, that the Company shall not assign this Agreement other than in connection with a corporate transaction (e.g., merger, consolidation or sale of substantially all of the Company's assets) pursuant to which the assignee specifically agrees to assume the Company's liabilities, duties and obligations hereunder.
29. Choice of Law. This Agreement shall be governed and construed under the laws of the State of New York, without regard to its conflict of laws rules.

30. Acknowledgement by You. You acknowledge that you have personally read this Agreement and that you have reviewed, or have had the opportunity to review, this Agreement with legal counsel of your own choosing. You further acknowledge that you have been provided a full and ample opportunity to study this Agreement, and that it fully and accurately reflects the content of any and all understandings and agreements between the parties concerning the matters referenced herein.

[Signature page follows]

Please sign and date in the space below to accept the terms of this Agreement and return the executed letter to Kenneth Richieri. If you have any questions, please let me know.
Very truly yours,
/s/ Arthur Sulzberger, Jr.
Arthur Sulzberger, Jr.
Chairman of the Board,
The New York Times Company

IN WITNESS WHEREOF, the undersigned has signed and executed this Agreement on the date set forth below as an expression of her intent to be bound by the foregoing terms of this Agreement.

/s/ Janet L. Robinson
Janet L. Robinson
Date: December 15, 2011

EXHIBIT A
EXECUTIVE WAIVER AND RELEASE OF CLAIMS AGREEMENT
In exchange for the Post-Employment Benefits (as defined in that certain letter agreement (the “Letter Agreement”), dated as of December 15, 2011, by and between myself and The New York Times Company (the “Company”), regarding my retirement and consulting arrangement) and the Company Waiver and Release of Claims Agreement (attached as Exhibit B to the Letter Agreement) (the “Company Release”), I freely and voluntarily agree to enter into and be bound by this Executive Waiver and Release of Claims Agreement (this “Executive Release”).
1.Executive General Release. Subject to Section 2 of this Executive Release, I, on my own behalf and on behalf of my heirs, personal representative, executors, administrators, assigns and anyone else claiming through me (the “Executive Releasors”), hereby release and discharge forever the Company, each of its divisions, Affiliates (as defined in the Letter Agreement) and subsidiaries and, except for directors and executive officers of the Company, only in connection with their affiliation with the Company or any of its Affiliates, each of their respective present and former directors, officers, employees, trustees, agents, attorneys, administrators, plans, plan administrators, insurers, related and affiliated companies and entities, shareholders, members, representatives, predecessors, successors and assigns, and all Persons (as defined in the Letter Agreement) acting by, through, under or in concert with them (hereinafter collectively referred to as the “Executive Released Parties”), from and against all liabilities, claims, demands, liens, causes of action, charges, suits, complaints, grievances, contracts, agreements, promises, obligations, costs, losses, damages, injuries, attorneys' fees and other legal responsibilities (collectively referred to as “Claims”), of any form whatsoever, including, but not limited to, any claims in law, equity, contract or tort, claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between me and the Company or any of the Executive Released Parties, and any claims under the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (the “ADEA”), as amended by the Older Workers Benefit Protection Act of 1990, the Sarbanes-Oxley Act of 2002, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Genetic Information Nondiscrimination Act of 2008, the Worker Adjustment and Retraining Notification Act of 1988 and the Human Rights laws of the State and City of New York, as each may have been amended from time to time, or any other federal, state or local statute, regulation, law, rule, ordinance or constitution, or common law, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, that I or my heirs, executors, administrators, assigns or anyone else claiming through me now own or hold, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this Executive Release, and without limiting the generality of the foregoing, from all claims, demands and causes of action based upon, relating to, or arising out of: (a) my employment relationship with the Company and/or any of the Executive Released Parties and the termination of that relationship; (b) my relationship with any of the Executive Released Parties as a member of any boards of directors; and (c) any other type of relationship (business or otherwise) between me and any of the Executive Released Parties. This release (the “Executive Release”) includes, but is not limited to, all wrongful termination and “constructive discharge” claims, all discrimination claims, all claims relating to any contracts of employment, whether express or implied, any covenant of good faith and fair dealing, whether express or implied, and any tort of any nature. This Executive Release is for any relief, no matter how denominated, including but not limited to wages, back pay, front pay, benefits, compensatory, liquidated or punitive damages, and attorneys' fees.
2.Exclusions from Executive Release. Notwithstanding the generality of Section 1 of this Executive Release, I do not release the following claims and rights:

(a)	my rights under this Executive Release, the Letter Agreement or the Company Release;

(b)	my rights as a shareholder or equity award holder in the Company;

(c)	any claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(d)	claims to continued participation in certain of the Company's group health plans pursuant to the terms and conditions of COBRA;

(e)
any rights vested or accrued prior to my Retirement Date to benefits or entitlements under any Company-sponsored retirement or welfare benefit plan (or any other plans listed or referenced in Section 3 of the Letter Agreement);

(f)
my rights, if any, to indemnification, advancement of expenses and the protections of any director' and officers' liability policies of the Company or any of its Affiliates, as set forth in Section 16 of the Letter Agreement or otherwise;

(g)	any rights or claims that arise after my execution of this Executive Release;

(h)
any rights any of the Executive Releasors may have to obtain contribution as permitted by law in the event of entry of judgment against them as a result of any act or failure to act for which any of the Executive Releasors, on the one hand, and any of the Executive Released Parties, on the other hand, are jointly liable; and

(i)	any other right that may not be released by private agreement.

3.Rights Under the ADEA. Without limiting the scope of this Executive Release in any way, I certify that this Executive Release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that I have or may claim to have under the ADEA. This Executive Release does not restrict any rights or claims that might arise under the ADEA after the date I sign this Executive Release. I acknowledge that: (a) the consideration provided pursuant to the Letter Agreement is in addition to any consideration that I would otherwise be entitled to receive; (b) I have been and am hereby advised in writing to consult with an attorney prior to signing this Executive Release; (c) I have been provided a full and ample opportunity to review this Executive Release, including a period of at least 21 days within which to consider it; (d) to the extent that I take less than 21 days to consider this Executive Release prior to execution, I acknowledge that I had sufficient time to consider this Executive Release with counsel and that I expressly, voluntarily and knowingly waive any additional time; (e) changes to the initial draft of this Executive Release presented to me made during the consideration period will not extend the length of the consideration period; and (f) I am aware of my right to revoke this Executive Release at any time within the seven-day period following the date on which I execute this Executive Release and that this Executive Release and the Letter Agreement shall not become effective or enforceable until the calendar day immediately following the expiration of the seven-day revocation period (for the avoidance of doubt, during the revocation period, the Company cannot amend or revoke the Letter Agreement). I further understand that I shall relinquish any right I have to the Post-Employment Benefits if I exercise my right to revoke this Executive Release and, in such case, I shall instead receive only the payments and benefits described in Section 3 of the Letter Agreement. Notice of revocation must be made in writing and must be received by Kenneth Richieri, no later than 5:00 p.m. on the seventh calendar day immediately following the date on which I execute this Executive Release.
4.Covenant Not To Sue. I represent and covenant that I have not filed, initiated or caused to be filed or initiated any Claim, charge, suit, complaint, grievance, action, cause of action or proceeding against the Company or any of the Executive Released Parties. Except to the extent that such waiver is precluded by law, I further promise and agree that I will not file, initiate or cause to be filed or initiated any Claim, charge, suit, complaint, grievance, action, cause of action or proceeding based upon, arising out of or relating to any Claim released hereunder, nor shall I participate, assist or cooperate in any Claim, charge, suit, complaint, grievance, action, cause of action or proceeding regarding any of the Executive Released Parties relating to any Claims released hereunder, whether before a court or administrative agency or otherwise, unless required to do so by law. This Executive Release will not prevent me from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that I acknowledge and agree that any Claim by me, or brought on my behalf, for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby is barred. In the event that any Claim, charge, suit, complaint, grievance, action, cause of action or proceeding is filed on my behalf in connection with any Claim released hereunder, I agree that I shall not accept or be entitled to receive any financial recovery therefrom.

5. No Assignment. I represent and warrant that I have made no assignment or other transfer, and covenant that I will make no assignment or other transfer, of any interest in any Claim that I may have against any of the Executive Released Parties.
6.Indemnification of Executive Released Parties. I agree to indemnify and hold harmless the Executive Released Parties, and each of them, against any loss, claim, demand, damage, expenses or any other liability whatsoever, including reasonable attorneys' fees and costs, resulting from: (a) any breach of this Executive Release by me or my successors in interest; (b) any assignment or transfer, or attempted assignment or transfer, of any Claims released hereunder; or (c) any action or proceeding brought by me or my successors in interest, if such action or proceeding arises out of, is based upon, or is related to any Claims released hereunder; provided, however, that this indemnification provision shall not restrict any challenge by me of the release of claims under the ADEA, Title VII of the Civil Rights Act of 1964 or similar discrimination laws. This indemnity does not require payment as a condition precedent to recovery by any of the Executive Released Parties under this indemnity.
7.Choice of Law. This Executive Release shall be governed and construed under the laws of the State of New York, without regard to its conflict of laws rules.
8.Acknowledgment. I acknowledge that the Company delivered this Executive Release to me on December 12, 2011, and that this Executive Release shall be effective, and I shall receive the Post-Employment Benefits and other consideration provided in the Letter Agreement, only if I abide by the first paragraph in Section 4 of the Letter Agreement.

IN WITNESS WHEREOF, the undersigned has signed and executed this Executive Release on the date set forth below as an expression of her intent to be bound by the foregoing terms of this Executive Release.

Janet L. Robinson
Date:

EXHIBIT B
COMPANY WAIVER AND RELEASE OF CLAIMS AGREEMENT
In exchange for the Executive Waiver and Release of Claims Agreement (attached as Exhibit A to that certain letter agreement (the “Letter Agreement”), dated as of December 15, 2011, by and between The New York Times Company (the “Company”) and Janet L. Robinson (the “Executive”), regarding the Executive's retirement and consulting arrangement) (the “Executive Release”), the Company freely and voluntarily agrees to enter into and be bound by this Company Waiver and Release of Claims Agreement (this “Company Release”).
1. Company General Release. Subject to Section 2 of this Company Release, the Company, on its own behalf and on behalf of its current and past parents, subsidiaries and Affiliates (as defined in the Letter Agreement) and each of their predecessors, successors and assigns (the “Company Releasors”), hereby releases and discharges forever the Executive and her heirs, estate, successors and assigns, attorneys, and all Persons (as defined in the Letter Agreement) acting by, through, under or in concert with them (hereinafter collectively referred to as the “Company Released Parties”), from and against all liabilities, claims, demands, liens, causes of action, charges, suits, complaints, grievances, contracts, agreements, promises, obligations, costs, losses, damages, injuries, attorneys' fees and other legal responsibilities (collectively referred to as “Claims”), of any form whatsoever, including, but not limited to, any claims in law, equity, contract or tort, claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Executive and the Company or any of the Executive Released Parties, and claims under any federal, state or local statute, regulation, law, rule, ordinance or constitution, or common law, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which the Company or the Company's successors in interest now own or hold, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this Company Release, and without limiting the generality of the foregoing, from all claims, demands and causes of action based upon, relating to, or arising out of: (a) the Executive's employment relationship with the Company and/or any of the Executive Released Parties and the termination of that relationship; (b) the Executive's relationship with any of the Executive Released Parties as a member of any boards of directors; and (c) any other type of relationship (business or otherwise) between the Executive and any of the Executive Released Parties. This Company Release includes, but is not limited to, all claims relating to any contracts of employment, whether express or implied, any covenant of good faith and fair dealing, whether express or implied, and any tort of any nature. This Company Release is for any relief, no matter how denominated, including but not limited to compensatory, liquidated or punitive damages and attorneys' fees.
2. Exclusions from General Release by Company. Notwithstanding the generality of Section 1 of this Company Release, the Company does not release the following claims and rights:

(a)	the Company's rights under the Letter Agreement, the Executive Release or this Company Release;

(b)
any unknown liabilities, claims or demands (whether asserted directly, derivatively or otherwise) that directly or indirectly result from any illegal conduct, act of fraud, theft, embezzlement, violation of regulation or law or other willful gross misconduct committed by the Executive;

(c)
any claim or claims that the Company may have against the Executive as of the date of execution of this Company Release of which it is not aware as of such date because of willful concealment by the Executive;

(d)	any rights or claims that arise after the Company's execution of this Company Release;

(e)
any rights any of the Company Releasors may have to obtain contribution as permitted by law in the event of entry of judgment against them as a result of any act or failure to act for which any of the Company Releasors, on the one hand, and any of the Executive Released Parties, on the other hand, are jointly liable; and

(f)	any other right that may not be released by private agreement.
3. Covenant Not To Sue.     The Company represents and covenants that it has not filed, initiated or caused to be filed or initiated, any Claim, charge, suit, complaint, grievance, action, cause of action or proceeding against the Executive or any of the Company Released Parties. Except to the extent that such waiver is precluded by law, the Company further promises and agrees that it will not file, initiate, or cause to be filed or initiated any Claim, charge, suit, complaint, grievance, action, cause of action or proceeding based upon, arising out of, or relating to any Claim released hereunder, nor shall the Company participate, assist or cooperate in any Claim, charge, suit, complaint, grievance, action, cause of action or proceeding regarding any of the Company Released Parties relating to any Claims released hereunder, whether before a court or administrative agency or otherwise, unless required to do so by law.
4. No Assignment. The Company represents and warrants that it has made no assignment or other transfer, and covenants that it will make no assignment or other transfer, of any interest in any Claim that it may have against the Company Released Parties, or any of them.
5. Indemnification of Company Released Parties. The Company agrees to indemnify and hold harmless the Company Released Parties, and each of them, against any loss, claim, demand, damage, expenses or any other liability whatsoever, including reasonable attorneys' fees and costs, resulting from: (a) any breach of this Company Release by the Company or the Company's successors in interest; (b) any assignment or transfer, or attempted assignment or transfer, of any Claims released hereunder; or (c) any action or proceeding brought by the Company or the Company's successors in interest, if such action or proceeding arises out of, is based upon or is related to any Claims released hereunder. This indemnity does not require payment as a condition precedent to recovery by any of the Company Released Parties under this indemnity.
6. Acknowledgment. The Company agrees that it will execute and deliver its signature page to this Company Release in exchange for the Executive's execution and delivery of her signature page to the Executive Release.

IN WITNESS WHEREOF, the undersigned has signed and executed this Company Release on the date set forth below as an expression of its intent to be bound by the foregoing terms of this Company Release.

Arthur Sulzberger, Jr. Chairman of the Board, The New York Times Company
Date:

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